UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 16, 2010

SIMTROL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10927	58-2028246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Guthridge Court, Suite 250, Norcross, Georgia	30092
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(770) 242-7566

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Equity Securities.

On September 16, 2010, Simtrol, Inc. (“the Company”) completed the sale of $50,000 of Participation Interests (“Participation Interests”) in a secured master promissory note (“Master Note”) and five-year warrants to purchase 1,000,000 shares of common stock at an exercise price of $0.05 per share to accredited private investors.

The net proceeds of this offering will be used for working capital and general corporate purposes.  Important terms of the Master Note include:

•	The Master Note bears interest at the rate of 12% per annum, is payable December 31, 2010 (“Maturity Date”) and can be pre-paid at any time. Accrued interest is payable in cash on the Maturity Date.

•
The Maturity Date of the Master Note may be extended by the Company for two 30-day periods.  If the Company elects to extend the Maturity Date, the Company will pay a 5% Extension Fee at the conclusion of each such 30-day Extension Period, payable at the option of the Company in cash or the Company’s common stock.  If the Extension fee is paid in common stock, the common stock will be deemed to have a value per share equal to the greater of $0.375 or the 10-day simple average of closing prices on the Over The Counter Bulletin Board (“OTCBB”) for the 10 trading days preceding the date the payment is due.

•
The Master Note is secured by all of the Company’s cash and cash equivalents, accounts and notes receivable, prepaid assets, and equipment.  The Master Note and Participation Interests will be convertible into equity securities on the following terms:

o
If the Company closes a “Qualifying Next Equity Financing” before the Maturity Date, the then-outstanding balance of principal and accrued interest on the Master Note will automatically convert into shares of the “Next Equity Financing Securities” the Company issues.  “Next Equity Financing Securities” means the type and class of equity securities that the Company sells in a Qualifying Next Equity Financing or a Non-Qualifying Next Equity Financing.  If the Company sells a unit comprising a combination of equity securities, then the Next Equity Financing Securities shall be deemed to constitute that unit.  Upon conversion, the Company would issue that number of shares of Next Equity Financing Securities equal the quotient obtained by dividing the then-outstanding balance of principal and accrued interest on the Master Note by the price per share of the Next Equity Financing Securities.

o
If the Company closes a “Non-Qualifying Next Equity Financing” before the Maturity Date, the then-outstanding balance of principal and accrued interest represented by a Participation Interest can be converted, at the option and election of the investor, into shares of the “Next Equity Financing Securities” the Company issues.

o
A “Qualifying Next Equity Financing” means the first bona fide equity financing (or series of related equity financing transactions) occurring subsequent to the date of issue of the Master Note in which the Company sells and issues any securities for total consideration totaling not less than $2.0 million in the aggregate (including the principal balance and accrued but unpaid interest to be converted on all our outstanding Participation Interests in the Master Note) at a price per share for equivalent shares of common stock that is not greater than $0.05 per share.

o
A “Non-Qualifying Next Equity Financing” means that the Company completes a bona fide equity financing but fails to raise total consideration of at least $2.0 million, or the price per share for equivalent shares of common stock is greater than $0.05 per share.

o
At any time prior to payment in full of this Note, an Investor may convert all, but not less than all, of such Investors interest in this Note (as represented by such Investor’s Participation Interest) into that number of shares of the Company’s common stock equal to (A) the principal balance plus accrued but unpaid interest hereunder due and payable to the investor in accordance with such Investor’s Participation Interest, divided by $0.05.

The Investor Warrants have a term ending on the earlier to occur of (i) the fifth anniversary of the Investor Warrant issue date; or (ii) the closing of a change of control event.  The Investor Warrants will have a cashless exercise feature and anti-dilution provisions that adjust both the exercise price and quantity if subsequent equity offerings are completed where Simtrol issues common stock at a lower effective price per share than the exercise price.

The offers and sales of the securities in the private placement are exempt from the registration requirements of the Securities Act of 1933 (the “Act”) pursuant to Rule 506 and Section 4(2) of the Act. In connection with the offers and sales, the Company did not conduct any general solicitation or advertising, and the Company complied with the requirements of Regulation D relating to the restrictions on the transferability of the shares issued.

Item 3.03    Material Modification to Rights of Security Holders

Pursuant to the terms of the Certificates of Designation of Preferences, Rights, and Limitations (the “Certificates”) of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, and Series C Convertible Preferred Stock of the Company, the issuance of the convertible notes payable with $0.05 conversion price represents a Dilutive Issuance and adjusts the Conversion Shares of each class of Convertible Preferred Stock as follows:

•	Series A changes from 6.54 shares common per one share of preferred to 6.68 shares common
•	Series B changes from 3,270 shares common per one share of preferred to 3,339 shares common
•	Series C changes from 3,270 shares common per one share of preferred to 3,339 shares common

The common share equivalents represented by the three Series of Convertible Preferred Stock as of the date of this report, therefore, increase as follows:

•	Series A from 4,399,223 to 4,493,396
•	Series B from 13,943,280 to 14,237,496
•	Series C from 18,096,180 to 18,478,026

The fair value of the increased number of common shares resulting from the change in conversion rates of approximately $8,000 will be recorded as a deemed preferred dividend in the three and nine months ended September 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMTROL, INC.

By:	/s/ Stephen N. Samp
Stephen N. Samp
Chief Financial Officer

Dated:   September 22, 2010